[RP FINANCIAL, LC. LETTERHEAD APPEARS HERE]

                                                       December 16, 1998
Board of Directors
Palmyra Saving and Building Association, F.A.
123 West Lafayette Street
Palmyra, Missouri  63461

Re:     Plan of Conversion:  Subscription Rights
        Palmyra Saving and Building Association, F.A.

Gentlemen:

        All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion adopted by the Board of Directors of Palmyra Saving and Building Association, F.A. ("Palmyra Saving" or the "Association") whereby the Association will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank and issue all of the Association's outstanding capital stock to PFSB Bancorp, Inc. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

        We understand that in accordance with the Plan of Conversion, subscription rights to purchase shares of common stock in the Holding Company are to be issued to: (1) Eligible Account Holders; (2) the ESOP;
(3) Supplemental Eligible Account Holders; and (4) Other Members. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the Direct Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

     (1)  the subscription rights will have no ascertainable market value;
          and,

     (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

        Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the Subscription Offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                                        Sincerely,


                                                        /s/ Gregory E. Dunn

                                                        Gregory E. Dunn
                                                        Senior Vice President

[RP FINANCIAL, LC. LETTERHEAD APPEARS HERE]

                                                     December 16, 1998
Board of Directors
Palmyra Saving and Building Association, F.A.
123 West Lafayette Street
Palmyra, Missouri  63461

Gentlemen:

        We hereby consent to the use of our firm's name in the Application for Conversion of Palmyra Saving and Building Association, F.A., Palmyra, Missouri, and any amendments thereto, and in the Form SB-2 Registration Statement and any amendments thereto for PFSB Bancorp, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our statement concerning subscription rights in such filings including the Prospectus of PFSB Bancorp, Inc.

                                                        Sincerely,

                                                        RP FINANCIAL, LC.


                                                        /s/ Gregory E. Dunn

                                                        Gregory E. Dunn
                                                        Senior Vice President